NEWS RELEASE
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                                                    CONTACT:      Tom Armstrong
                                                                  Kevin McDermed
                                                                  913 367 2121
                                                                  OTCBB: AHNC.OB
                          Atchison Casting Corporation
                      Announces 1st Quarter FY 2003 Results

Atchison, Kansas - November 15, 2002 - Atchison Casting Corporation
(OTCBB:AHNC.OB) today announced results for the first quarter ended September
30, 2002.

     First quarter net sales decreased 19.1% to $80.6 million from $99.6 million in the comparable period last year. The net loss for the quarter was $8.9 million, or $1.15 per share, compared to a net loss in the first quarter of fiscal 2002 of $4.5 million, or $0.58 per share. During the first quarter of fiscal 2003, Atchison recorded impairment and restructuring charges of $3.1 million, consisting of a $1.6 million goodwill impairment charge relating to
Kramer International, Inc. and approximately $1.5 million in charges relating to the liquidation of New England Iron, LLC, the buyer of substantially all of the net assets of Jahn Foundry Corp. in December 2001. Excluding these items, the pro forma net loss for the first quarter of fiscal 2003 was $5.8 million, or
$0.75 per share.

     "Our first quarter results reflect the continued weakness we're experiencing in our major markets, most notably in the steel, power generation and mining markets," said Mr. Tom Armstrong, CEO. "There is yet to be any clear indication as to when these market conditions will improve. However, we do work each day on improving our results in areas more under our control, such as improving quality and reducing costs," continued Mr. Armstrong.

     "In addition, reducing our debt level is a high priority. To this end, we have previously announced that certain subsidiaries were being marketed for sale," said Mr. Armstrong. "We have also recently decided to market Inverness
Castings Group, Inc. for sale. Inverness is the Company's subsidiary located in
Dowagiac, Michigan that manufactures aluminum die castings principally for the automotive market," added Mr. Armstrong. "We believe the actions taken in the past related to closing and selling certain locations, coupled with our current efforts to sell additional locations, are necessary to position the Company for the opportunity to achieve profitability again in the future," concluded Mr.
Armstrong.

     As a result of poor operating results at the Company's Sheffield subsidiary in the U.K., the Company does not expect to be in compliance with monthly financial covenants under its loan agreement that provides working capital for
Sheffield's operations. Accordingly, the Company is in discussions with these lenders requesting an amendment or forbearance of these covenants. These

                          ATCHISON CASTING CORPORATION
      400 SOUTH FOURTH STREET o P.O. BOX 188 o ATCHISON, KANSAS 66002-0188
                     o (913) 367-2121 o FAX (913) 367-2155

lenders have worked with Sheffield in the past; however, there can be no assurance they will forbear from enforcing their rights under this agreement. If these lenders were to accelerate this debt, Sheffield may be forced to seek protection under the bankruptcy laws of the U.K. or conduct an orderly wind-down or liquidation, in which case the Company's investment in Sheffield would likely be lost. While a default under this loan would be a default under the Company's loans in North America, management of the Company does not believe these lenders would accelerate the debt related to the Company's North American operations.

     ACC produces iron, steel and non-ferrous castings for a wide variety of equipment, capital goods and consumer markets.

     This press release contains forward-looking statements that involve risks and uncertainties. Such statements include the Company's expectations as to future performance and contingent obligations. Among the factors that could cause actual results to differ materially from the forward looking statements are the following: the results of the litigation with Deloitte and Touche LLP, the re-audit of any financial statements, successful sale of subsidiaries for which offers are being solicited, costs of closing or selling foundries, the results of the liquidation of the Company's wholly-owned subsidiary Fonderie
d'Autun, the amount of any claims made against Fonderie d'Autun's prior owner which are the subject of certain guarantees, business conditions and the state of the general economy in Europe and the US, particularly the capital goods industry, the strength of the U.S. dollar, British pound sterling and the Euro, interest rates, the Company's ability to renegotiate or refinance its lending arrangements, continued compliance with the terms of various forbearance agreements with the Company's lenders, utility rates, the availability of labor, the successful conclusion of union contract negotiations, the results of any litigation arising out of the accident at Jahn Foundry, results of any litigation or regulatory proceedings arising from the accounting irregularities at the Pennsylvania Foundry Group, the competitive environment in the casting industry and changes in laws and regulations that govern the Company's business, particularly environmental regulations.

                          ATCHISON CASTING CORPORATION
      400 SOUTH FOURTH STREET o P.O. BOX 188 o ATCHISON, KANSAS 66002-0188
                     o (913) 367-2121 o FAX (913) 367-2155

                  ATCHISON CASTING CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        (In Thousands, Except Share Data)
                                   (Unaudited)

                                                 Three Months Ended
                                                    September 30,
                                                2002           2001
                                            ------------   -----------

NET SALES                                   $    80,582    $    99,614

COST OF GOODS SOLD                               75,101         92,189

                                            -----------    -----------
GROSS PROFIT                                      5,481          7,425

OPERATING EXPENSES:

  Selling, general and administrative             8,751          9,187

  Impairment and restructuring charges            3,111           --

  Amortization of intangibles                      --              (94)

                                            -----------    -----------
     Total operating expenses                    11,862          9,093

                                            -----------    -----------
OPERATING LOSS                                   (6,381)        (1,668)

INTEREST EXPENSE                                  2,489          2,662

MINORITY INTEREST IN NET LOSS
   OF SUBSIDIARIES                                  (33)           (28)
                                            -----------    -----------

LOSS BEFORE INCOME TAXES                         (8,837)        (4,302)

INCOME TAX EXPENSE                                   29            181

                                            -----------    -----------
NET LOSS                                    ($    8,866)   ($    4,483)
                                            ===========    ===========

  NET LOSS PER SHARE - BASIC AND DILUTED    ($     1.15)   ($     0.58)
                                            ===========    ===========

WEIGHTED AVERAGE NUMBER OF SHARES
  USED IN CALCULATION - BASIC AND DILUTED     7,723,031      7,697,037
                                            ===========    ===========